Exhibit 10.2

Banc of America Leasing & Capital, LLC	Master Lease Agreement Number: 17495-90000
This Master Lease Agreement, dated as of June 6, 2007 (this “Agreement”), is by and between Banc of America Leasing & Capital, LLC, a Delaware limited liability company having an office at 2059 Northlake Parkway, 4 South, Tucker, GA 30084 (together with its successors and assigns, “Lessor”), and Widmer Brothers Brewing Company as “Lessee”, a corporation existing under the laws of the state of Oregon, and having its chief executive office and any organizational identification number as specified with its execution of this Agreement below. Certain defined terms used herein are identified in bold face and quotation marks throughout this Agreement and in Section 15 below. This Agreement sets forth the terms and conditions for the lease of Equipment between Lessor and Lessee pursuant to one or more “Schedules” incorporating by reference the terms of this Agreement, together with all exhibits, addenda, schedules, certificates, riders and other documents and instruments executed and delivered in connection with such Schedule (as amended from time to time, a “Lease”). Each Lease constitutes a separate, distinct and independent lease of Equipment and contractual obligation of Lessee. This Agreement is not an agreement or commitment by Lessor or Lessee to enter into any future Leases or other agreements, or for Lessor to provide any financial accommodations to Lessee. Lessor shall not be obligated under any circumstances to advance any progress payments or other funds for any Equipment or to enter into any Lease if there shall have occurred a material adverse change in the operations, business, properties or condition, financial or otherwise, of Lessee or any Guarantor. This Agreement and each Lease shall become effective only upon Lessor’s acceptance and execution thereof at its corporate offices set forth above.
1. Lease; Term; Non-Interference. Lessor and Lessee agree to lease Equipment described in Schedules entered into from time to time, together with all other documentation from Lessee required by Lessor with respect to such Lease. Upon receipt of any item or group of Equipment intended for Lease hereunder, Lessee shall execute a Schedule, with all information fully completed and irrevocably accepting such Equipment for Lease, and deliver such Schedule to Lessor for its review and acceptance. Provided no Event of Default has occurred, Lessee shall be entitled to use and possess the Equipment during the original Lease Term provided in the Schedule (together with any extensions or renewals thereof in accordance with terms of the Lease, the “Lease Term”) free from interference by any person claiming by, through or under Lessor.
2. Rent. “Rent” shall be payable to Lessor during the Lease Term in the amounts and at the times provided in the Schedule. If any Rent or other amount payable hereunder is not paid within 10 days of its due date, Lessee shall pay an administrative late charge of 5% of the amount not timely paid. All Rent and other amounts payable under a Lease shall be made in immediately available funds at Lessor’s address above or such other place as Lessor shall specify in writing. Unless otherwise provided herein, payments received under any Lease will be applied to all interest, fees and amounts owing thereunder (other than Rent), and then to Rent payable thereunder.
3. Net Lease; Disclaimer Of Warranties. Each Lease is a net lease and a “finance lease” under Article 2A of the UCC, and Lessee waives all rights and remedies Lessee may have under sections 2A-508 – 2A-522 thereof, including any right to cancel or repudiate any Lease or to reject or revoke acceptance of any Equipment. Upon the “Acceptance Date” provided in the Schedule for each Lease, Lessee’s Obligations thereunder (i) shall be non-cancelable, absolute and unconditional under all circumstances for the entire Lease Term, (ii) shall be unaffected by the loss or destruction of any Equipment, and (iii) shall not be subject to any abatement, deferment, reduction, set-off, counterclaim, recoupment or defense for any reason whatsoever. LESSOR IS NOT A VENDOR OR AGENT OF THE EQUIPMENT VENDOR, AND HAS NOT ENGAGED IN THE SALE OR DISTRIBUTION OF ANY EQUIPMENT. LESSOR MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO TITLE, MERCHANTABILITY, PERFORMANCE, CONDITION, EXISTENCE, FITNESS OR SUITABILITY FOR LESSEE’S PURPOSES OF ANY EQUIPMENT, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENTS, THE CONFORMITY OF THE EQUIPMENT TO THE DESCRIPTION THEREOF IN ANY LEASE, OR ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE EQUIPMENT. If Equipment is not delivered or properly installed, does not operate as warranted, becomes obsolete, or is unsatisfactory for any reason, Lessee shall make all claims on account thereof solely against Vendor and not against Lessor. Lessee is solely responsible for the selection, shipment, delivery and installation of the Equipment and its Vendors, expressly disclaims any reliance upon any statements or representations made by Lessor in connection therewith, and has received and approved the terms of any purchase orders, warranties, licenses or agreements with respect to the Equipment. During the Lease Term, Lessee shall be entitled, on a non-exclusive basis, to enforce any applicable Vendor warranties, to the extent permitted thereby and by applicable law. Lessor assigns such warranties to Lessee, to the extent permitted thereby, and agrees to cooperate with Lessee, at Lessee’s sole cost and expense, in making any reasonable claim against such Vendor arising from any defect in the Equipment.
4. Use; Maintenance; Location; Inspection. Lessee shall: (i) use, operate, protect and maintain the Equipment (a) in good operating order, repair, condition and appearance, in the same condition as when received, ordinary wear and tear excepted, (b) consistent with prudent industry practice (but in no event less than the extent to which Lessee maintains other similar equipment in the prudent management of its assets and properties), and (c) in compliance with all applicable insurance policies, laws, ordinances, rules, regulations and manufacturer’s recommended maintenance and repair procedures, and (ii) maintain comprehensive books and records regarding the use, operation, maintenance and repair of the Equipment. The Equipment shall be used only within the 48 contiguous United States, solely for business purposes (and not for any consumer, personal, home, or family purpose), and shall not be abandoned or used for any unlawful purpose. Lessee shall not discontinue use of any Equipment except for normal maintenance nor, through modifications, alterations or otherwise, impair the current or residual value, useful life, utility or originally intended function of any Equipment without Lessor’s prior consent. Any replacement or substitution of parts, improvements, upgrades, or additions to the Equipment during the Lease Term shall be the property of Lessor and subject to the Lease, except that if no Event of Default exists, Lessee may at its expense remove improvements or additions provided by Lessee that can be readily removed without impairing the value, function or remaining useful life of the Equipment. If requested by Lessor, Lessee shall cause Equipment to be plainly marked to disclose Lessor’s ownership, as specified by Lessor. Lessee shall not change the location or, in the case of over-the-road vehicles, the base of any Equipment specified in its Schedule without Lessor’s prior written consent. Lessor shall have the right to enter any premises where Equipment is located and inspect it (together with related books and records) at any reasonable time.

1

5. Loss and Damage. Lessee assumes all risk of (and shall promptly notify Lessor in writing of any occurrence of) any damage to or loss, theft, confiscation or destruction of any Equipment from any cause whatsoever (a “Casualty”) from the date shipped or otherwise made available to Lessee and continuing until it is returned to and accepted by Lessor in the condition required by the Lease, including Section 8 of this Agreement. If any Equipment suffers a Casualty which Lessor determines is reparable, Lessee shall at its expense promptly place the same in good repair, condition or working order. If any Equipment suffers a Casualty which Lessor determines is beyond repair or materially impairs its residual value (a “Total Loss”), Lessee shall at Lessor’s option either (a) promptly replace such Equipment with a similar item reasonably acceptable to Lessor having an equivalent value, utility and remaining useful life of such Equipment, whereupon such replacement items shall constitute Equipment for all purposes the Lease, or (b) on the Rent payment date following such Casualty (or, if none, within 30 days) pay Lessor the Stipulated Loss Value for such Equipment, together with all Rent scheduled for payment on such date, and all accrued interest, late charges and other amounts then due and owing under the Lease. Upon such payment following a Total Loss, the Lease with respect to the Equipment suffering a Total Loss shall terminate, and Lessor shall transfer all of its right, title and interest in such Equipment, free from all liens and encumbrances created by Lessor, but otherwise on an “AS-IS, WHERE-IS,” quitclaim basis. If less than all Equipment under a Schedule suffers a Total Loss, (i) the Stipulated Loss Value with respect to any such item of Equipment shall be calculated by reference to the allocable portion of “Lessor’s Cost” provided in the applicable Schedule, Rent or other amount related to such item, as reasonably determined by Lessor, and (ii) the remaining Rent under the Schedule shall be proportionately reduced as reasonably calculated by Lessor upon Lessor’s receipt of the payments described above.
6. Insurance. Lessee, at its own expense, shall keep each item of Equipment insured against all risks for its replacement value, and in no event less than its Stipulated Loss Value, and shall maintain public liability and, with respect to Equipment that is over-the-road vehicles, automotive liability insurance against such risks and for such amounts as Lessor may require. All such insurance shall (a) be with companies rated “A-” or better by A.M. Best Company, in such form as Lessor shall approve, (b) specify Lessor and Lessee as insureds and provide that it may not be canceled or altered in any way that would affect the interest of Lessor without at least 30 days’ prior written notice to Lessor (10 days’ in the case of nonpayment of premium), (c) be primary, without right of contribution from any other insurance carried by Lessor and contain waiver of subrogation and “breach of warranty” provisions satisfactory to Lessor, (d) provide that all amounts payable by reason of loss or damage to Equipment shall be payable solely to Lessor, unless Lessor otherwise agrees, and (e) contain such other endorsements as Lessor may reasonably require. Lessee shall provide Lessor with evidence satisfactory to Lessor of the required insurance upon the execution of any Schedule and promptly upon any renewal of any required policy.
7. Indemnities; Taxes. Lessee’s indemnity and reimbursement obligations set forth below shall survive the cancellation, termination or expiration of any Lease or this Agreement.
     (a) General Indemnity. Lessee shall indemnify, on an after-tax basis, defend and hold harmless Lessor and its respective officers, directors, employees, agents and Affiliates (“Indemnified Persons”) against all claims, liabilities, losses and expenses whatsoever (except those determined by final decision of a court of competent jurisdiction to have been directly and primarily caused by the Indemnified Person’s gross negligence or willful misconduct), including court costs and reasonable attorneys’ fees and expenses (together, “Attorneys’ Fees”), in any way relating to or arising out of the Equipment or any Lease at any time, or the ordering, acquisition, rejection, installation, possession, maintenance, use, ownership, condition, destruction or return of the Equipment, including any claims based in negligence, strict liability in tort, environmental liability or infringement.
     (b) General Tax Indemnity. Lessee shall pay or reimburse Lessor, and indemnify, defend and hold Lessor harmless from, on an after-tax basis, all taxes, assessments, fees and other governmental charges paid or required to be paid by Lessor or Lessee in any way arising out of or related to the Equipment or any Lease before or during the Lease Term or after the Lease Term following an Event of Default, including foreign, Federal, state, county and municipal fees, taxes and assessments, and property, value-added, sales, use, gross receipts, excise, stamp and documentary taxes, and all related penalties, fines, additions to tax and interest charges (“Impositions”), excluding only Federal and state taxes based on Lessor’s net income unless such taxes are in lieu of any Imposition Lessee would otherwise be required to pay hereunder. Lessee shall timely pay any Imposition for which Lessee is primarily responsible under law and any other Imposition not payable or not paid by Lessor, but Lessee shall have no obligation to pay any Imposition being contested in good faith and by appropriate legal proceedings, the nonpayment of which does not, in the opinion of Lessor, result in a material risk of adverse effect on the title, property, use, disposition or other rights of Lessor with respect to the Equipment. Upon Lessor’s request, Lessee shall furnish proof of its payment of any Imposition.
     (c) Income Tax Indemnity. Lessor shall be treated for federal and state income tax purposes as the owner of the Equipment and shall be entitled to take into account certain Tax Benefits in computing its income tax liabilities in connection with any Lease. If Lessor suffers a Tax Loss by reason of any act or failure to act by Lessee, or Lessee’s breach of any representation, warranty or agreement in any Lease then, upon Lessor’s demand and at Lessor’s option, either: (i) all further Rent under the Lease, if any, shall be increased by an amount, or (ii) Lessee shall pay Lessor a lump sum amount, which in either case shall maintain the net economic after-tax yield, cash-flow and rate of return Lessor originally anticipated, based on Lessor’s federal and state corporate income tax rate in effect on the Acceptance Date of the applicable Schedule and other assumptions originally used by Lessor in evaluating the transaction and setting the Rent therefor and other terms thereof. Lessee shall also pay Lessor on demand all interest, costs (including Attorneys’ Fees), penalties and additions to tax associated with the Tax Loss. Lessor shall have no obligation to contest any Tax Loss. All references to “Lessor” in this Section 7(c) shall include (A) Lessor’s successors and Assignees, and (B) each member of the affiliated group of corporations, as defined in Section 1504(a) of the Code, of which Lessor or such successor or Assignee is at any time a member. As used herein: “Tax Benefits” means all items of income, deduction (including depreciation consistent with Lessee’s representation in the applicable Schedule), credit, gain or loss relating to ownership of the Equipment as are provided to owners of similar equipment under the Code and applicable state tax laws in effect on the Acceptance Date of such Schedule; and “Tax Loss” means and will be deemed to be suffered if Lessor loses, is delayed in claiming, is required to recapture, is not allowed or may not claim all or any portion of any Tax Benefits, provided, however, that Lessee shall be under no obligation to make any payments with respect to a Tax Loss to the extent that it (1) is caused by Lessor’s failure to have sufficient taxable income to benefit from any Tax Benefits, or (2) results from any disposition of Equipment by Lessor other than a disposition of Equipment following an Event of Default.
8. Return. Upon any cancellation, termination or expiration of any Lease (after the occurrence of an Event of Default or otherwise), Lessee shall, at its expense, cause the Equipment to be prepared and adequately protected for shipment by an authorized manufacturer’s representative and either surrender it to Lessor in place or, if instructed by Lessor, ship the Equipment to Lessor, freight and insurance pre-paid, to a place designated by Lessor within the 48 contiguous United States, in the condition required under Section 4 hereof and under the applicable Schedule, able to be put into immediate service and to perform at manufacturer’s rated levels (if any), together with all related manuals, documents and records, and, if applicable, reassembled by an authorized

2

manufacturer’s representative and immediately qualified for the manufacturer’s (or its authorized servicing representative’s) then available service contract or warranty. If requested by Lessor, Lessee shall, at its expense: (i) cause the Equipment to qualify for all applicable licenses or permits necessary for its operation and for its intended purpose, and to comply with all specifications and requirements of applicable federal, state and local laws, regulations and ordinances; (ii) provide safe, suitable storage, acceptable to Lessor, for the Equipment for a period not to exceed 90 days from the date of return; and (iii) cooperate with Lessor in attempting to remarket the Equipment, including display and demonstration to prospective parties, and allowing Lessor to conduct a private sale on Lessee’s premises. If Lessee does not surrender or return any item of Equipment to Lessor on the date or in the condition required under a Lease, in addition to all other available rights and remedies, at Lessor’s election, such Equipment shall continue to be subject to all the terms and conditions of the Lease, with Rent and other charges continuing to accrue and be payable under the Lease with respect to such Equipment until it is so surrendered or returned to Lessor, except that Rent shall accrue at 125% of the last Rent allocable to such item of Equipment (as reasonably calculated by Lessor) during the Lease Term, payable on demand.
9. Lessee Representations and Agreements. Lessee represents, warrants and agrees that: (a) Lessee has had for the previous 5 years (except as previously disclosed to Lessor in writing) the legal name and form of business organization in the state described above; (b) Lessee’s chief executive office and notice address, taxpayer identification number and any organizational identification number is as described with its execution of this Agreement below; (c) Lessee shall notify Lessor in writing at least 30 days before changing its legal name, state of organization, chief executive office location or organizational identification number; (d) Lessee is duly organized and existing in good standing under the laws of the state described above and all other jurisdictions where legally required in order to carry on its business, shall maintain its good standing in all such jurisdictions, and shall conduct its businesses and manage its properties in compliance with all applicable laws, rules or regulations binding on Lessee; (e) the execution, delivery and performance of this Agreement, each Lease and Related Agreement to which it is a party has been duly authorized by Lessee, each of which are and will be binding on and enforceable against Lessee in accordance with their terms, and do not and will not contravene any other instrument or agreement binding on Lessee; and (f) there is no pending litigation, tax or environmental claim, proceeding, dispute or regulatory or enforcement action (and Lessee shall promptly notify Lessor of any of the same that may hereafter arise) that may adversely affect any Equipment or Lessee’s financial condition or impair its ability to perform its Obligations.
10. Title; Property; Additional Security. (a) Title; Personal Property. Each Lease is and is intended to be a lease of personal property for all purposes. Lessee does not acquire any right, title or interest in or to any Equipment, except the right to use and possess the same under the terms of the applicable Lease. Except as specifically provided in the applicable Schedule, Lessee has no right or option to extend the Lease Term of a Lease or purchase any Equipment. Lessee assigns all of its rights (but none of its obligations) to Lessor under any purchase orders, invoices or other contracts of sale with respect to the Equipment, and conveys whatever right, title and interest it may now or hereafter have in any Equipment to Lessor. Lessor shall be the sole owner of Equipment free and clear of all liens or encumbrances, other than Lessee’s rights under the Lease. Lessee will not create or permit to exist any lien, security interest, charge or encumbrance on any Equipment except those created by Lessor. The Equipment shall remain personal property at all times, notwithstanding the manner in which it may be affixed to realty. Lessee shall obtain and record such instruments and take such steps as may be necessary to (i) prevent any creditor, landlord, mortgagee or other entity (other than Lessor) from having any lien, charge, security interest or encumbrance on any Equipment, and (ii) ensure Lessor’s right of access to and removal of Equipment in accordance with the Lease.
     (b) Additional Security. To secure the punctual payment and performance of Lessee’s Obligations under each Lease and, as a separate grant of security, to secure the payment and performance of all other Obligations owing to Lessor, Lessee grants to Lessor a continuing security interest in the Collateral, provided, however, that if there then exists no Event of Default, Lessor’s security interest in Collateral subject to a Lease shall terminate upon the payment and performance of all Obligations of Lessee under the applicable Lease. Notwithstanding the grant of a security interest in any Collateral, Lessee shall have no right to sell, lease, rent, dispose or surrender possession, use or operation of any Equipment to any third parties without the prior written consent of Lessor. The foregoing grant of a security interest shall not of itself be a factor in determining whether any Lease creates a lease or security interest in the Equipment under applicable provisions of the UCC.
11. Default. Each of the following (a “Default”) shall, with the giving of any notice or passage of any time period specified, constitute an “Event of Default” hereunder and under all Leases: (1) Lessee fails to pay any Rent or other amount owing under any Lease within 10 days of its due date; (2) Lessee fails to maintain insurance as required herein, or sells, leases, subleases, assigns, conveys, or suffers to exist any lien, charge, security interest or encumbrance on, any Equipment without Lessor’s prior consent, or any Equipment is subjected to levy, seizure or attachment; (3) Lessee fails to perform or comply with any other covenant or obligation under any Lease or Related Agreement and, if curable, such failure continues for 30 days after written notice thereof by Lessor to Lessee; (4) any representation, warranty or other written statement made to Lessor by Lessee in connection with this Agreement, any Lease, Related Agreement or other Obligation, or by any Guarantor pursuant to any Guaranty (including financial statements) proves to have been incorrect in any material respect when made; (5) Lessee (w) enters into any merger or consolidation with, or sells or transfers all or any substantial portion of its assets to, or enters into any partnership or joint venture other than in the ordinary course of business with, any entity without the prior written consent of Lessor, which consent may be withheld for any valid credit or business consideration Lessor reasonably deems important, (x) dies (if a natural person), dissolves, liquidates or ceases or suspends the conduct of business, or ceases to maintain its existence, (y) if Lessee is a privately held entity, enters into or suffers any transaction or series of transactions as a result of which Lessee is directly or indirectly controlled by persons or entities not directly or indirectly controlling Lessee as of the date hereof without the prior written consent of Lessor, which consent may be withheld for any valid credit or business consideration Lessor reasonably deems important, or (z) if Lessee is a publicly held entity, there shall be a change in the ownership of Lessee’s stock or other equivalent ownership interest such that Lessee is no longer subject to the reporting requirements of, or no longer has a class of equity securities registered under, the Securities Act of 1933 or the Securities Exchange Act of 1934; (6) Lessee undertakes any general assignment for the benefit of creditors or commences any voluntary case or proceeding for relief under the federal bankruptcy code, or any other law for the relief of debtors, or takes any action to authorize or implement any of the foregoing; (7) the filing of any petition or application against Lessee under any law for the relief of debtors, including proceedings under the federal bankruptcy code, or for the subjection of property of Lessee to the control of any court, receiver or agency for the benefit of creditors if such petition or application is consented to by Lessee or is otherwise not dismissed within 60 days from the date of filing; (8) any default occurs under any other lease, credit or other agreement or instrument to which Lessee and Lessor or any Affiliate of Lessor are now or hereafter party; (9) any default occurs under any other agreement or instrument to which Lessee is a party and under which there is outstanding, owing or committed an aggregate amount greater than $1,000,000.00, which default is not cured within any applicable grace period; (10) any attempted repudiation, breach or default of any Guaranty; or (11) the occurrence of any event described in clauses (4) through (9) above with reference to

3

any Guarantor or any controlling shareholder, general partner or member of Lessee. Lessee shall promptly notify Lessor in writing of any Default or Event of Default.
12. Remedies. (a) Upon the occurrence of an Event of Default, Lessor may, in its discretion, exercise any one or more of the following remedies with respect to any or all Leases or Equipment: (1) cause Lessee to promptly discontinue use of or disable any Equipment, or to assemble and return any Equipment or other Collateral in accordance with the terms of the applicable Lease; (2) remedy such Event of Default or proceed by court action, either at law or in equity, to enforce performance of the applicable provisions of any Lease; (3) with or without court order, enter upon the premises where Equipment is located and repossess and remove the same, all without liability for damage to such premises or by reason such entry or repossession, except for Lessor’s gross negligence or willful misconduct; (4) dispose of any Equipment in a public or private transaction, or hold, use, operate or keep idle the Equipment, free and clear of any rights or interests of Lessee therein; (5) recover direct, incidental, consequential and other damages for the breach of any Lease, including the payment of all Rent and other amounts payable thereunder (discounted at the Discount Rate with respect to any accelerated future amounts), and all costs and expenses incurred by Lessor in exercising its remedies or enforcing its rights thereunder (including all Attorneys’ Fees); (6) by written notice to Lessee, cancel any Lease and, as liquidated damages for the loss of Lessor’s bargain and not as a penalty, declare immediately due and payable an amount equal to the Stipulated Loss Value applicable to such Leases which Lessee acknowledges to be reasonable liquidated damages in light of the anticipated harm to Lessor that might be caused by an Event of Default and the facts and circumstances existing as of the Acceptance Date of each Lease; (7) without notice to Lessee, apply or set-off against any Obligations all security deposits, advance payments, proceeds of letters of credit, certificates of deposit (whether or not matured), securities or other additional collateral held by Lessor or otherwise credited by or due from Lessor to Lessee; or (8) pursue all other remedies provided under the UCC or other applicable law. Upon the commencement of any voluntary case under the federal bankruptcy code concerning the Lessee, the remedy provided in clause (6) above shall be automatically exercised without the requirement of prior written notice to Lessee or of any other act or declaration by Lessor, and the liquidated damages described therein shall be immediately due and payable. Lessee shall pay interest equal to the lesser of (a) 10% per annum, or (b) the highest rate permitted by applicable law (“Default Rate”) on (i) any amount other than Rent owing under any Lease and not paid when due, (ii) Rent not paid within 30 days of its due date, and (iii) any amount required to be paid upon cancellation of any Lease under this Section 12. Any payments received by Lessor after an Event of Default, including proceeds of any disposition of Equipment, shall be applied in the following order: (A) to all of Lessor’s costs (including Attorneys’ Fees), charges and expenses incurred in taking, removing, holding, repairing and selling or leasing the Equipment or other Collateral or enforcing the provisions hereof; (B) to the extent not previously paid by Lessee, to pay Lessor for any damages then remaining unpaid hereunder; (C) to reimburse Lessee for any sums previously paid by Lessee as damages hereunder; and (D) the balance, if any, shall be retained by Lessor.
     (b) No remedy referred to in this Section 12 shall be exclusive, each shall be cumulative (but not duplicative of recovery of any Obligation) and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity, and all such remedies shall survive the cancellation of any Lease. Lessor’s exercise or partial exercise of, or failure to exercise, any remedy shall not restrict Lessor from further exercise of that remedy or any other available remedy. No extension of time for payment or performance of any Obligation shall operate to release, discharge, modify, change or affect the original liability of Lessee for any Obligations, either in whole or in part. Lessor may proceed against any Collateral or Guarantor, or may proceed contemporaneously or in the first instance against Lessee, in such order and at such times following an Event of Default as Lessor determines in its sole discretion. In any action to repossess any Equipment or other Collateral, Lessee waives any bonds and any surety or security required by any applicable laws as an incident to such repossession. Notices of Lessor’s intention to accelerate, acceleration, nonpayment, presentment, protest, dishonor, or any other notice whatsoever (other than notices of Default specifically required of Lessor pursuant to Section 11 above) are waived by Lessee and any Guarantor. Any notice given by Lessor of any disposition of Collateral or other intended action of Lessor which is given in accordance with this Agreement at least 10 business days prior to such action, shall constitute fair and reasonable notice of such action.
13. Assignment. Lessor and any Assignee may assign or transfer any of Lessor’s interests in any Lease or Equipment without notice to Lessee, subject, however, to the rights of Lessee to use and possess the Equipment under such Lease for so long as no Event of Default has occurred and is continuing. Lessee agrees that: (i) the rights of any Assignee shall not be affected by any breach or default of Lessor or any prior Assignee, and Lessee shall not assert any defense, rights of set-off or counterclaim against any Assignee, nor hold or attempt to hold such Assignee liable for any such breach or default; (ii) no Assignee shall be required to assume any obligations of Lessor under any Lease except the obligation of non-interference in Section 1 above, (iii) any Assignee expressly assuming the obligations of Lessor shall thereupon be responsible for Lessor’s duties under the applicable Lease accruing after assignment and Lessor shall be released from such duties, and (iv) Lessee shall execute and deliver upon request such additional documents, instruments and assurances as Lessor deems necessary in order to (y) acknowledge and confirm all of the terms and conditions of any Lease and Lessor’s or such Assignee’s rights with respect thereto, and Lessee’s compliance with all of the terms and provisions thereof, and (z) preserve, protect and perfect Lessor’s or Assignee’s right, title or interest hereunder and in any Equipment, including, without limitation, such UCC financing statements or amendments, control agreements, corporate or member resolutions, votes, notices of assignment of interests, and confirmations of Lessee’s obligations and representations and warranties with respect thereto as of the dates requested. Lessor may disclose to any potential Assignee any information regarding Lessee, any Guarantor and their Affiliates. Lessee shall not assign, pledge, hypothecate or in any way dispose of any of its rights or obligations under any Lease, or enter into any sublease of any Equipment, without Lessor’s prior written consent. Any purported assignment, pledge, hypothecation, disposal or sublease by Lessee made without Lessor’s prior written consent shall be null and void.
14. Financial and Other Data. (a) During any Lease Term, Lessee shall (i) maintain books and records in accordance with generally accepted accounting principles consistently applied (“GAAP”) and prudent business practice; (ii) promptly provide Lessor, within 120 days after the close of each fiscal year, and, upon Lessor’s request, within 45 days of the end of each quarter of Lessee’s and any Guarantor’s fiscal year, a copy of financial statements for Lessee and each Guarantor requested by Lessor, in each case prepared in accordance with GAAP and (in the case of annual statements) audited by independent certified public accountants and (in the case of quarterly statements) certified by the chief financial officer of Lessee or Guarantor, as applicable; provided, however, that for so long as Lessee or any such Guarantor is legally and timely filing annual and quarterly financial reports on Forms 10-K and 10-Q with the Securities and Exchange Commission which are readily available to the public, the filing of such reports shall satisfy the foregoing financial statement reporting requirements for such entity; and (iii) furnish Lessor all other financial information and reports and such other information as Lessor may reasonably request concerning Lessee, any Guarantor and their respective affairs, or the Equipment or its condition, location, use or operation.
     (b) Lessee represents and warrants that all information and financial statements at any time furnished by or on behalf of Lessee or any Guarantor are

4

accurate and reasonably reflect as of their respective dates, results of operations and the financial condition of Lessee, such Guarantor or other entity they purport to cover. Credit and other information regarding Lessee, any Guarantor or their Affiliates, any Lease or Equipment may be disclosed by Lessor to its Affiliates, agents and potential Assignees, notwithstanding anything contained in any agreement that may purport to limit or prohibit such disclosure.
15. Definitions
     As used herein, the following terms shall have the meanings assigned or referred to them below:
     “Affiliate” means any entity controlling, controlled by or under common control with the referent entity; “control” includes (i) the ownership of 25% or more of the voting stock or other ownership interest of any entity and (ii) the status of a general partner of a partnership or managing member of a limited liability company.
     “Assignee” means any assignee or transferee of all or any of Lessor’s right, title and interest in any Lease or any Equipment.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral” means and includes all of Lessee’s right, title and interest in and to all Equipment, together with: (i) all parts, attachments, accessories and accessions to, substitutions and replacements for, each item of Equipment; (ii) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of any Equipment to third parties, or otherwise resulting from the possession, use or operation of any Equipment by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; (iii) all insurance, warranty and other claims against third parties with respect to any Equipment; (iv) all software and other intellectual property rights used in connection therewith; (v) proceeds of all of the foregoing, including insurance proceeds and any proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and (vi) all books and records regarding the foregoing, in each case, now existing or hereafter arising.
     “Discount Rate” means the 1-year Treasury Constant Maturity rate as published in the Selected Interest Rates table of the Federal Reserve statistical release H.15(519) for the week ending immediately prior to the original Acceptance Date of a Lease (or if such rate is no longer determined or published, a successor or alternate rate selected by Lessor).
     “Equipment” means the items, units and groups of personal property, licensed materials and fixtures described in each Schedule, together with all replacements, parts, additions, accessories and substitutions therefor; and “item of Equipment” means a “commercial unit” as defined and described in Article 2A of the UCC, and includes each functionally integrated and separately marketable group or unit of Equipment.
     “Guarantor” means any guarantor, surety, endorser, general partner or co-lessee of Lessee, or other party liable in any capacity, or providing additional collateral security for, the payment or performance of any Obligations of Lessee.
     “Guaranty” means any guaranty, surety instrument, security, indemnity, “keep-well” agreement or other instrument or arrangement from or with any Guarantor.
     “Obligations” means and includes all obligations of Lessee owing to Lessor under this Agreement, any Lease or Related Agreement, or of any Guarantor owing to Lessor under any Guaranty, together with all other obligations, indebtedness and liabilities of Lessee to Lessor under any other financings, leases, loans, notes, progress payment agreements, guaranties or other agreements, of every kind and description, now existing or hereafter arising, direct or indirect, joint or several, absolute or contingent, whether for payment or performance, regardless of how the same may arise or by what instrument, agreement or book account they may be evidenced, including without limitation, any such obligations, indebtedness and liabilities of Lessee to others which may be obtained by Lessor through purchase, negotiation, discount, transfer, assignment or otherwise.
     “Related Agreement” means and includes any Guaranty and any approval letter or progress payment, assignment, security or other agreement or addendum related to this Agreement, any Lease or any Collateral to which Lessee or any Guarantor is a party.
     “Stipulated Loss Value” means, as of any particular date, the product obtained by multiplying the “Lessor’s Cost” specified in the Schedule by the percentage set forth in the “Schedule of Stipulated Loss Values” attached to the Schedule, specified opposite the Rent installment number (or date) becoming due immediately after the Casualty, Event of Default or other event requiring the calculation of Stipulated Loss Value. If there is no Schedule of Stipulated Loss Values attached to a Schedule, or if the Schedule of Stipulated Loss Values does not otherwise cover a Rent installment number (or date), Stipulated Loss Value on any Rent payment date shall equal the net present value of: (a) all unpaid Rent for the remainder of the Lease Term, plus (b) the amount of any purchase obligation, fixed price purchase option, or TRAC amount payment or, if there is no such obligation, option or payment, then the fair market value of the Equipment as of the end of the Lease Term, as estimated by Lessor in its sole discretion, all discounted to present value at the Discount Rate.
     “UCC” means the Uniform Commercial Code in effect in the state specified in Section 16(f) of this Agreement.
     “Vendor” means the manufacturer, distributor, supplier or other seller (whether or not a merchant or dealer) of the Equipment and any sales representative or agent thereof.
16. Miscellaneous. (a) At Lessor’s request, Lessee shall execute, deliver, file and record such financing statements and other documents as Lessor deems necessary to protect Lessor’s interest in the Equipment and to effectuate the purposes of any Lease or Related Agreement, and Lessee authorizes, and irrevocably appoints Lessor as its agent and attorney-in-fact, with right of substitution and coupled with an interest, to (i) execute, deliver, file, and record any such item, and to take such action for Lessee and in Lessee’s name, place and stead, (ii) make minor corrections to manifest errors in factual data in any Schedule and any addenda, attachments, exhibits and riders thereto, and (iii) after the occurrence of an Event of Default, enforce claims relating to the Equipment against insurers, Vendors or other persons, and to make, adjust, compromise, settle and receive payment under such claims; but without any obligation to do so.
     (b) Federal law requires all financial institutions to obtain, verify and record information that identifies each entity that obtains a loan or other financial accommodation. The first time Lessee requests a financial accommodation from Lessor, the Lessor may ask for Lessee’s (or any Guarantor’s) legal name, address, tax ID number and other identifying information. Lessee shall promptly provide copies of business licenses or other documents evidencing the existence and good standing of Lessee or any Guarantor requested by Lessor.
     (c) Time is of the essence in the payment and performance of all of Lessee’s Obligations under any Lease or Related Agreement. This Agreement, and each Lease or Related Agreement may be executed in one or more counterparts, each of which shall constitute one and the same agreement. All demands, notices, requests, consents, waivers and other communications concerning this Agreement and any Lease or Related Agreement shall be in writing and shall be deemed to have been duly given when received, personally delivered or three business days after being deposited in the mail, first class postage prepaid, or the business day after delivery to an express carrier, charges prepaid, addressed to each party at the address provided herein, or at such other address as may hereafter be furnished in writing by such party to the other.

5

     (d) Except as otherwise agreed between Lessee and Lessor in writing, Lessee shall reimburse Lessor upon demand for costs and expenses incurred by Lessor in connection with the execution and delivery of this Agreement, any Lease or Related Agreement. Lessee shall reimburse Lessor on demand for all costs (including Attorneys’ Fees) incurred by Lessor in connection with Lessee’s exercise of any purchase or extension option under any Lease, or any amendment or waiver of the terms of this Agreement or any Lease or Related Agreement requested by Lessee.
     (e) Any provisions of this Agreement or any Lease or Related Agreement which are unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions thereof, and any such unenforceability shall not render unenforceable such provisions in any other jurisdiction. Any requirement for the execution and delivery of any document, instrument or notice may be satisfied, in Lessor’s discretion, by authentication as a record within the meaning of, and to the extent permitted by, Article 9 of the UCC.
     (f) THIS AGREEMENT AND ANY LEASE OR RELATED AGREEMENT, AND THE LEGAL RELATIONS OF THE PARTIES THERETO, SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF RHODE ISLAND, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES; THE PARTIES CONSENT AND SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS OF SUCH STATE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING THEREFROM, AND EXPRESSLY WAIVE ANY OBJECTIONS THAT IT MAY HAVE TO THE VENUE OF SUCH COURTS. THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT THERETO. IN NO EVENT SHALL LESSOR HAVE ANY LIABILITY TO LESSEE FOR INCIDENTAL, GENERAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. Any cause of action by Lessee against Lessor relating to this Agreement or any Lease or Related Agreement shall be brought within one year after any such cause of action first arises, and Lessee hereby waives the benefit of any longer period provided by statute.
     (g) EACH LEASE, TOGETHER WITH THIS AGREEMENT AND ANY RELATED AGREEMENTS, (i) CONSTITUTES THE FINAL AND ENTIRE AGREEMENT BETWEEN THE PARTIES SUPERSEDING ALL CONFLICTING TERMS OR PROVISIONS OF ANY PRIOR PROPOSALS, APPROVAL LETTERS, TERM SHEETS OR OTHER AGREEMENTS OR UNDERSTANDINGS BETWEEN THE PARTIES, (ii) MAY NOT BE CONTRADICTED BY EVIDENCE OF (y) ANY PRIOR WRITTEN OR ORAL AGREEMENTS OR UNDERSTANDINGS, OR (z) ANY CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS BETWEEN THE PARTIES; and (iii) MAY NOT BE AMENDED, NOR MAY ANY RIGHTS THEREUNDER BE WAIVED, EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTY CHARGED WITH SUCH AMENDMENT OR WAIVER.
     In Witness Whereof, Lessor and Lessee have executed this Agreement as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC (Lessor)		Widmer Brothers Brewing Company (Lessee)

By:	/s/	By:	/s/ Richard G. Shawen

Print Name:		Print Name:	Richard G. Shawen

Title:		Title:	Vice President — Finance

Taxpayer ID # :
Org. ID # (if any)
Chief Executive Office:
929 N. Russell
Portland, OR 97227

6

	Schedule (Lease Intended as Security)	Schedule
Banc of America Leasing & Capital, LLC	to Master Lease Agreement	Number 17495-90001
This Schedule (“Schedule”), dated as of June 6, 2007, between Banc of America Leasing & Capital, LLC (“Lessor”) and Widmer Brothers Brewing Company (“Lessee”) is executed pursuant to Master Lease Agreement Number 17495-90000 dated June 6, 2007 (the “Master Lease”), incorporated in this Schedule by this reference. Unless otherwise defined in this Schedule, capitalized terms used in this Schedule have the respective meanings assigned to such terms in the Master Lease. If any provision of this Schedule conflicts with any provision of the Master Lease, the provisions contained in this Schedule shall prevail. Lessee hereby authorizes Lessor to insert the serial numbers and other identification data of the Equipment, dates, and other omitted factual matters or descriptions in this Schedule.
1. Description of Equipment; Location. The Equipment subject to this Schedule, which has a cost to Lessor in the aggregate of $8,000,000.00, which may include taxes, shipping, installation and other related expenses, if any (collectively “Lessor’s Cost”), are as follows:

Quantity	Description	Serial Number	Lessor’s Cost

See Exhibit A Attached Hereto and Made a Part Hereof.
     Location of Equipment. The Equipment will be located or (in the case of over-the-road vehicles) based at the following locations:

Location	Address	City	County	State	ZIP
A	929 North Russell Street	Portland	Multnomah	Oregon	97227
2. Acceptance. Lessee acknowledges and represents that the Equipment (a) has been delivered to, received and inspected by Lessee, (b) is in good operating order, repair, condition and appearance, (c) is of the manufacture, design and capacity selected by Lessee and are suitable for the purposes for which the Equipment are leased, and are acceptable and satisfactory to Lessee, (d) do not require any additions or modifications to make them suitable for use, other than ancillary modifications or additions normally made by lessees of similar assets, and are available for use and lease by Lessee and Lessor, and (e) have been irrevocably accepted as “Equipment” leased by Lessee under this Schedule as of the date written below (the “Acceptance Date”). Lessee hereby authorizes and directs Lessor to reimburse Lessee or pay Vendors for the purchase price of the Equipment in accordance with Vendors’ invoices therefor, receipt and approval of which are hereby reaffirmed by Lessee.
3. Lease Term. The original Lease Term for the Lease of Equipment under this Schedule consist of: (i) an “Interim Term” (if any) beginning on the Acceptance Date, and continuing through and including the day preceding the Base Date; and (ii) a “Base Term” of Eighty Four (84) months, beginning on      , 2007 (the “Base Date”).
4. Rent. Rent payable under this Schedule consists of: (i) “Interim Rent”, which shall be due Lessor for each day of the Interim Term and shall equal the daily equivalent of the initial Base Rent, payable on the Base Date; and (ii) “Base Rent”, which shall be payable in arrears in Eighty Four (84) consecutive monthly installments of $119,020.25 each, or as set forth in the Schedule of Base Rent installments attached hereto, the first Base Rent installment being payable thirty (30) days following the Base Date and the remaining Base Rent installments being payable on the same day of each succeeding month.
5. Tax Exemption; Personal Property Taxes. Lessor will invoice Lessee for all sales, use and/or personal property taxes as and when due and payable in accordance with applicable law, unless Lessee timely delivers to Lessor a valid exemption certificate with respect to such taxes. Delivery of such certificate shall constitute Lessee’s representation and warranty that no such taxes shall become due and payable with respect to the Equipment, and Lessee shall indemnify and hold harmless Lessor from and against any and all liability or damages, including late charges and interest which Lessor may incur by reason of the assessment of such taxes. Notwithstanding any provision to the contrary in this Lease, Lessee shall file directly with all appropriate taxing authorities all declarations, returns, inventories and other documentation with respect to any personal property taxes due or to become due with respect to the Equipment (“Taxes”) and shall pay on or before the date when due all such Taxes assessed, billed or otherwise payable with respect to such Equipment directly to such taxing authorities. Upon request by Lessor, Lessee shall provide Lessor with copies of satisfactory documentation and proof of payment of such Taxes, and any penalties and interest thereon, and any other liabilities and damages that Lessor may incur arising out of the failure of Lessee to pay when due such Taxes. The indemnity and covenants set forth herein shall continue in full force and effect and shall survive the expiration or earlier termination of this Lease.

6. Status of Lease as “Lease Intended as Security.” Any provision of the Master Lease to the contrary notwithstanding, Lessor and Lessee acknowledge and agree that the Lease of Equipment under this Schedule is and is intended to be a transaction which creates a security interest in personal property in favor of Lessor, and shall be construed to constitute a lease intended as security for all commercial law and federal income and state tax purposes. Lessee and Lessor further acknowledge and agree that: (i) any right, title or interest of Lessor in and to the Equipment is held for collateral security purposes and that Lessor shall be entitled to all of the rights and remedies of a secured party under Article 9 of the UCC and otherwise provided under applicable law; (ii) the special tax indemnity provisions of Section 7(c) of the Master Lease shall not be applicable to the Lease evidenced by this Schedule; (iii) upon the payment and performance of all of Lessee’s Obligations under this Schedule, and provided that there then exists no Event of Default, Lessee shall not be obligated to return the Equipment to Lessor pursuant to the provisions of Section 8 of the Master Lease; and (iv) the last sentence of Section 12(a) of the Master Lease as it relates to the Lease evidenced by this Schedule is deleted and replaced with the following: “Any payments received by Lessor after the occurrence of an Event of Default, including proceeds of any disposition of Equipment, shall be applied in the following order: (A) to all costs, and (including Attorneys’ Fees), charges and expenses incurred in taking, removing, holding, repairing and selling or leasing the Equipment or other Collateral or enforcing the provisions hereof; (B) to the extent not previously paid by Lessee, to pay Lessor for any damages then remaining unpaid hereunder; and (C) the balance, if any, shall be paid to Lessee and/or other parties lawfully entitled thereto.”
7. Further Representations and Agreements. Lessee represents, warrants and agrees as follows: (a) all representations and warranties of Lessee contained in the Master Lease are restated as of the Acceptance Date and are true and correct as of such date; (b) there has been no material adverse change in the operations, business, properties or condition (financial or otherwise) of Lessee or any Guarantor since December 2006; (c) there exists no Default or Event of Default as of the Acceptance Date; and (d) the operation and maintenance of any Equipment in the ordinary course by Lessee do not require the entry into any software or other intellectual property rights agreement with any licensor or other person, except as disclosed to Lessor in writing prior to the Acceptance Date.
8. End of Lease Term Purchase. At the end of the Base Term, or within 15 days thereafter, Lessee shall purchase the Equipment on an “AS IS, WHERE IS” quitclaim basis, without representations or warranties of any kind, express or implied, for the cash amount of one dollar ($1.00) (“Purchase Price”). Lessee shall pay Lessor the Purchase Price on or before the expiration of the Base Term in immediately available funds.
9. Prepayment. On any rent payment date under this Schedule, upon no less than 30 days’ irrevocable notice to Lessor, and provided that no Event of Default exists, Lessee may terminate the Lease with respect to all and not less than all Equipment covered by this Schedule by purchasing the Equipment “as is and where is” without warranties or representations of any kind, express or implied, for a purchase price equal to the Stipulated Loss Value plus all other amounts owing with respect to the Equipment; provided that any such prepayment shall be made together with (a) all accrued interest and other charges and amounts owing hereunder through the date of prepayment, and (b) a prepayment charge equal to four percent (4%) of the amount prepaid during months 1 through 12 of the Lease Term, three percent (3%) of the amount prepaid during months 13 through 24 of the Lease Term, two percent 2% of the amount prepaid during months 25 through 36 of the Lease term, one percent (1%) of the amount prepaid during months 37 through 48 and no prepayment charge during months 49 through 84 of the Lease Term; provided further that, if any prepayment is made following an Event of Default, by reason of acceleration or otherwise, the prepayment charge shall be calculated based upon the full original Lease Term. The purchase price of the Equipment and any prepayment charge shall be paid in immediately available funds at the time of exercising such option.

BANC OF AMERICA LEASING & CAPITAL, LLC		Widmer Brothers Brewing Company

By:	/s/	By:	/s/ Richard G. Shawen

Printed Name:		Printed Name:	Richard G. Shawen

Title:		Title:	Vice President — Finance

		Acceptance Date:	6/20/07
Where multiple counterpart originals of this Schedule have been executed by Lessee and Lessor, only the counterpart marked “Lessor’s Copy” shall be deemed chattel paper evidencing the Lease of Equipment subject to this Schedule, and a security interest in such chattel paper and Lease may be perfected through the transfer and possession of the “Lessor’s Copy” of such Schedule only, without the need to transfer possession of the Master Lease, any Related Agreement or any other document executed and delivered in connection with this Lease.

Exhibit A to Schedule Number 17495-90001

DESCRIPTION		YR	RUL
	BREWHOUSE 250,000 BBL/YR

1	Malt Handling System, Huppmann, 15 tons per hour, c/o:	1996	14
	1 - Dry Grist Mill, Buhler, Maltomat 07, s/n 20-351-733, type DBZC-073110, 6 roller, 4 ton per hour
	2 - Malt Silo, 30 ton capacity
	2 - Malt Silo, 125 ton capacity
	1 - Dust Collection System, Buhler
	1 - Grist Bin, 7 ton
	2 - Bucket Elevator, 6x10” 30-40’
	2 - Chain Conveyor, 12“x60’
	1 - Screw Conveyor, 16“x20’
	1 - Malt Weigh Hopper, with load cell
	1 - Super Sack Hopper, Huppmann, 500CS, s/n X10877-00
	1 - Hoist, overhead, Coffing, 1-ton, with support
	1 - Item of related equipment, piping and controls

1	Wet Spent Grain Silo, Vetter, 70 cubic meter, with ball cleaning device and rotary discharge valve	1996	19

1	Mash Tun, Huppmann, 242 hl, 7,440 gal, Co # 1 w/ mixer, mash pump, piping, valves and fittings	1996	19

1	Lauter Tun Kettle, Huppmann, 615 hl, 18,900 gal, with Saccharometer, spent grain discharge, piping, valves and fittings	1996	19

1	Wort Kettle, Huppmann, 470 hl, 12,462 gal, Co #4 with 15 hp pump, piping, valves and fittings	1996	19

1	Whirlpool, Huppmann, 440 hl, 11,687 gal, Co #5, piping, valves and fittings	1996	19

1	Pre-run Kettle, Huppmann, 380 hl, piping, valves and fittings	2001	24

1	Traub Tank, Mueller, 25 hl, 790 gal, Co # #6, w/ pump, piping, valves and fittings	1996	19

Exhibit A to Schedule Number 17495-90001

DESCRIPTION		YR	RUL
1	Wart Cooling System, glycol c/o:	1996	14
	1 - Oxygen Aeration Unit, Huppmann
	1 - Heat Exchanger, APV, mdl Delta #SR62AG, s/n 11483
	1 - Water Filter, Culligan, apprx 42” dia x 60”
	1 - Ultraviolet Disinfection, Aquafine, CSL-6R, s/n JS97024

1	Warm Water Tank, Mueller, s/n M6406-3, stainless steel, 910 hl, 23,560 gal with piping, valves and fittings	1996	19

1	Cold Water Tank, Mueller, s/n 1640D6-2, 510 hl, 13,175 gal with piping, valves and fittings	1996	19

1	Chilled Water Tank, Mueller, s/n 104006-1, 510 hl, 13,175 gal with piping, valves and fittings	1996	19

1	Clean in Place System, Brewhouse c/o:	1996	19
	1 - Water Panel, Sudmo, 5 valve
	3 - Caustic Tank, Carl Karrer, apprx 5’ dia x 8’ high
	1 - Heat Exchanger, APV, mdl Delta SR22/1, s/n 11484
	1 - Automatic Sieve
	1 - Lot of various pumps
	1 - Item of related equipment, piping and controls

1	Brewhouse Control System, Huppmann, Brewmaxx, with Wonderware interface, Siemens and Allen Bradley PLCs, updated 2006.	2006	14

1	Item of Proces Piping, including steam, water, gas, air, CO2, grain	1996	19

1	Item of HVAC in brewery including ductwork, exhausters and related	1996	19

	SOUTH CELLAR

6	Fermentation Tank, Mueller, Co #s S7-12, 12’ dia x 40’, 900 bbl, 31,000 gal capacity	1996	19

Exhibit A to Schedule Number 17495-90001

DESCRIPTION		YR	RUL
6	Fermentation Tank, Mueller, Co #s S1-6, 10’ dia x 40’, 750 bbl, 24,229 gal capacity	1996	19

1	Yeast Brink Tank, JV Northwest, Inc, 340 gal with pump	1996	19

1	Collection Brink Tank, JV Northwest, Inc, est 1,000 gal	1996	19

1	Weigh Scale, GSE, mdl 460 and 550 readout, “Yeast Brink and Collection”	1996	4

1	Tank Support Equipment, S7-12 c/o:	1996	19
	1 - Valve Manifold/Matrix, Station, 36 valves
	1 - Platform Bridge
	1 - Item of pumps, piping, valves and fittings

1	Clean in Place System Fermentation, Huppmann, c/o:	1996	19
	2 - Pumping Matrix with pumps, valves and fittings
	1 - Item of related equipment, piping and controls

1	Control System, Fermentation including PLCs, panels, wiring and related	1996	10

1	Caustic Water Treament System c/o:	1996	10
	4 - Caustic and Hot Water Tanks, stainless steel
	1 - Waste Tank
	1 - Water Tank
	1 - Manifold System

	BOILER ROOM

2	Scotch Marine Boiler, Cleaver-Brooks, package, mdl CB1700-350, s/ns L-94377 and L-94378	1996	19

1	Boiler Feed System, w/ 3 - pumps, feed tank, est 4’ dia x 8’	1996	14

	COMPRESSOR ROOM

Exhibit A to Schedule Number 17495-90001

DESCRIPTION		YR	RUL
2	Air Compressor, rotary screw, Kobelco, mdl KNW0-W/L, s/n 88C0397 & 89C0741, 75 hp	1996	10

1	Refrigerated Air Dryer, Company ID #D-1, Zeks, mdl 400HSTA400, s/n 93172	1996	10

1	Refrigeration Compressor, rotary screw, 150 hp, Frick, mdl VYARGF-46, s/n AOR-015	2006	24

1	Heat Exchanger Plate, ammonia to glycol exchange, est 2-1/2 x 6 x 6’ overall	1996	14

1	Glycol Refrigeration System, Wescold, including 2 - Compressor, 125 hp, Vilter, mdl VMC450, s/ns 45610 and 45609, condensate tank, various pumps and piping	1996	14

	BOTTLING

1	Item of Controls and PLCs for packaging line	1996	4

1	Filler/Crowner, Krones, 66 valve, mdl DK/2VIL, # K013	1996	10

1	Bottle Coder, Videojet, mdl Excel 2000 Opaque	2002	10

1	Crown Feeder, Qublelette Machinery Systems, mdl BC3060504DX, s/n 098	1996	10

1	Decaser, Hartness, mdl D1000	1996	10

1	Case Coder, Videojet, mdl Excel, Series 100	1998	6

1	Case Slitter/Sealer, Hertel Company, mdl 540, with Nordsen gluer, discharge, and related	1996	10

1	Labeler, Krones, mdl Topomatic	1996	10

Exhibit A to Schedule Number 17495-90001

DESCRIPTION		YR	RUL
1	Bottling Line Equipment, Bevco, including: 2 - Combiner, bidirectional, mdl ZD450, 14’; 1 - Rinser, M810, s/n J7639; 1 - Accumulater, 8x16’, bidirectional; 1 - Lot of link belt conveyor; 1 - Item of controls	1996	10

2	Fill Level Inspector, Filtec, mdl FT-50, s/n 113940	1996	10

1	Full Case Inspector, Filtec, mdl FT-100, s/n 40196	1996	4

1	Case Packer, Hartness, mdl 825, s/n 8635	1996	14

1	Item of Bottling Line Change Parts, 22 oz, for filler, labeler, decaser, caser, and related	2002	15

	PACKAGING

1	Palletizer, Columbia Machine Company, mdl FL150 0RR-AB-0607, s/n 0607-6529-2525	2006	24

1	Pallet Elevator, Titan, with live roll conveyor 60“x30’	1996	14

1	Stretch Wrapper, Lantech, mdl TQ-600, s/n QA001163 with conveyor	1996	10

1	De Palletizer, Western Atlas, “Von Gal,” s/n 7096, Company ID #LS6 & #PRS1	1996	14

1	Item of Case Conveyor, Western Atlas, 24” wide, approx 250 lf overall, with merry-go-round live roll section with incline and decline belts	1996	14

	NORTH BREWERY

1	Centrifuge/Separator, Westphalia, mdl KC-1152 T/S, s/n 5807, est 25 hp with Pinpoint carbonator, pump and piping	1996	10

5	Transfer Pump, sanitary, centrifugal, 1-1/2 x 1-1/2”	2000	8

Exhibit A to Schedule Number 17495-90001

DESCRIPTION		YR	RUL
1	Sterilizer, Market Forge, Sterilmatic, apprx 18” dia x 30”	1996	2

3	Bright BierTank, JV Northwest, Inc, Co #s B5-7, stainless steel, 167 bbl, 5,115 gal	2002	25

2	Aging Tank, Paul Mueller, Co #s 6-8, stainless steel, apprx 8’ dia, x 12’	1985	10

1	Schenk Filter, Schenk, mdl 2HF-S15-B1, s/n 8815	1996	14

5	Bright Bier Tank, JV Northwest, Inc, Co #s 17-21, stainless steel, 220 bbl, 2 6,820 gal	1994	17

4	Bright Bier Tank, JV Northwest, Inc, Co #s B5-7stainless steel, 225 bbl, 7,960 gal	1996	19

1	Kegging Line, Monarch, Company #6, “CPO9-602-27,” includes a wash tunnel, 4 - filling line, scissor table, digital readout, and related * NOTE: To be replaced during plant expansion, RUL reflects expected remaining service life	1994	*3

1	Inkjet Coder, Videojet, Excel	1996	4

1	Tank Control Panel, North Fermenters, including Sudmo 16 valve matrix	1990	10

3	Fermentation Tank, Mueller, Co #s 1-3, stainless steel, dimpled jacketed, 2,071 gal	1990	13

1	Fermentation Tank, DCI, Co #4, stainless steel, dimpled jacketed, 1,985 gal	1990	13

8	Fermentation Tank, JV Northwest, Inc, Co #s 5-12, 14 & 15, stainless steel, 2,781 gal	1991	14

2	Yeast Fermentation Tank, manufacture n/a, Co #s 10 & 16, stainless steel, est 1,000 gal	1985	10

1	Tank, stainless, Co #3, 1,273 gal	1998	21

Exhibit A to Schedule Number 17495-90001

DESCRIPTION		YR	RUL
1	Tank, stainless, Co #2, 1,609 gal	1998	21

1	Lager Tank, stainless, Co #1, 2,416 gal	1998	21

1	Boiler, Scotch Marine, Columbia, 50 hp, year 1994, w/ related peripherals Located on mezzanine	1994	17

1	Refrigeration Compressor, Trane, mdl CVWV0604	1993	11

1	Tank Support Equipment, North Cellar c/o:	2001	24
	1 - Control System
	1 - Platform Bridge
	1 - Item of pumps, piping, valves and fittings

	LAB EQUIPMENT

3	(3) Analyzer, Gehaltemeter, mdl DGM-03	1998	1

1	CO2 Analyzer, Gehaltemeter, s/n 85	2007	7

1	Micrologger, (DO2 and Gaseous) s/n 80850	2006	6

1	Micrologger, (DO2 and Gaseous) s/n 81534	2006	6

1	Microscope, Olympus, mdl BX41	2006	6

1	DMA Density Meter, s/n 80115144	2007	7

1	Alcolyzer Plus Beer Nir Analyzer, s/n 80021766	2007	7

1	Autosampler, s/n 8012694	2007	7

	THROUGHOUT

1	Waste Water Storage Tank, 12,000 gal, in upper lot	1998	21

1	Telephone System, Shortel, 130 desksets throughout	2006	9

Exhibit A to Schedule Number 17495-90001

DESCRIPTION		YR	RUL
	RESTAURANT

1	Lot of Restuarant Furniture, Fixtures & Equipment including:	*2000	8
	1 - Stand, hostess, wood
	1 - Ice Machine, Ice-O-Matic
	2 - Prep Station, salad, Delfield, refrigerated
	1 - Pie Cabinet, Delfield, overhead, 2-door, glass, 48”
	1 - Bun Warmer, Wells, 2 drawer
	1 - Range, Jaderan, gas fired, 6 burner
	1 - Griddle, gas fired, 2 burner
	1 - Char broiler, US Range, 36”
	1 - Warmer, 2 drawer
	1 - Hood, Exhuast, stainless steel with ansul fire protection
	2 - Prep Station, salad, Delfield, refrigerated, 2 door, 60”
	1 - Lot of tables, chairs, booths, stools and other furniture throughout, est seating for 100
	1 - Bar and back bar with sink, coolers and related
	2 - TV’s, 24”
	1 - Walkin Cooler, prefab
	2 - Prep Station, salad, Delfield, refrigerated, 2 door, 54”
	1 - Mixer with stand
	1 - Meat Slicer, Globe
	1 - Dishwashing line including washer, disposal, tables, sink and shelves
	1 - Glasswasher
	1 - Point of Sale System, Micros, with terminals and printers
	1 - Misc Lot, throughout
	* YR reflects average.

	KEGS

1	Lot of 66,302 half barrel kegs, “Sankey” kegs per WBBC Account 2297 Deposits, as of 12/31/06. Note: YR reflects weighted average	2003	10

Exhibit A to Schedule Number 17495-90001

DESCRIPTION		YR	RUL
1	Lot of 8,617 quarter barrel “Sankey” kegs per WBBC Account 2297 Deposits, as of 12/31/06. Note: YR reflects weighted average	2003	10

	TOTAL $8,000,000.00